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Exhibit 99      Description
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99              Press Release


For Immediate Release


                  DATA TRANSLATION ANNOUNCES STOCK BUYBACK PLAN

          MARLBOROUGH, MA, June 22, 2000--Data Translation, Inc. (NASDAQ: DATX) announced today that its Board of Directors has approved the purchase of up to $250,000 of its shares of common stock over the remainder of the year. The purchases will be made on the open market from time to time. Purchases will be made at prevailing prices as market conditions and cash availability permit. Data Translation currently has 2,210,653 shares of common stock issued and outstanding.

          "This move reflects our confidence in our recent R&D efforts," said Fred Molinari, Data Translation's Chairman, President and Chief Executive Officer. "We believe that the Company has strengthened its position from a product perspective and that the stock is currently undervalued and represents an attractive investment opportunity." Mr. Molinari further noted that the repurchased shares will be used for the Company's stock option, employee stock purchase and other stock benefit plans, and for general corporate purchases.

          Data Translation, Inc. (NASDAQ: DATX) is a world leader in the design, manufacture and marketing of high performance data acquisition, imaging, machine vision, and digital video hardware and software systems. Founded in 1973 and headquartered in Marlboro, Mass., the ISO 9001-certified company has a worldwide presence, with distribution in more than 40 countries and subsidiaries in Germany and the UK. A commitment to open systems and total quality solutions is the hallmark of Data Translation. For more information on the Company please visit WWW.DATX.COM or WWW.DATX.COM/INVESTORS to request an Investor Relations package.

          Statements made herein which are not historical facts are forward looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Potential risks and uncertainties include such factors as the ability of the Company to meet its future capital requirements, the competitive pricing environment of the Company's industry, consumer demand for and market acceptance of the Company's products and other risks identified in documents filed by the Company with the Securities and Exchange Commission.

_____________________
Contact:

Data Translation, Inc.
Michael A. DiPoto, 508/481-3700
http://www.datx.com